Exhibit 10.97

CREDIT ENHANCEMENT AND INDEMNIFICATION AGREEMENT

This CREDIT ENHANCEMENT AND INDEMNIFICATION AGREEMENT (the “Agreement”) is entered into as of the      day of February, 2011, by and between Comstock Homebuilding Companies, Inc., a Delaware corporation (the “Company”), and Christopher D. Clemente (“Clemente”) and Gregory V. Benson (“Benson”) (individually or collectively, an “Indemnitee”).

RECITALS

A. The Company is a publicly traded real estate developer in the business of purchasing, developing, operating and selling real estate projects in the Washington, D.C. metropolitan area;

B. Clemente is the Chief Executive Officer of the Company and member of the Board of Directors of the Company;

C. Benson is the Chief Operating Officer and President of the Company, and a member of the Board of Directors of the Company;

D. The Company has multiple subsidiaries for which the Company is the manager and sole member of the subsidiaries;

E. The Company and its subsidiaries, from the time, desire to enter into commercial acquisition, development and construction loans for projects determined by the Company to be beneficial to the Company;

F. The Company and Indemnitee recognize the difficulty in obtaining commercial financing for the Company and its subsidiaries on reasonable terms due to (i) the Company’s current financial position, (ii) current general macro-economic conditions affecting real estate, and (iii) the current lending environment for financial institutions.

G. The Company has sought to obtain commercial financing for the Company and its subsidiaries for certain of its existing projects and has been unable to obtain commitments for financing at commercially reasonable rates and terms without additional credit support from the Indemnitee in the form of personal guarantees of payment and/or performance in order to secure the financing sought by the Company.

H. In order to assist the Company with its efforts to secure financing , Indemnitee, will consider providing the credit enhancement required by the Company’s lenders and may execute personal guarantees for future indebtedness of the Company on a case-by-case basis, as determined in the sole and absolute discretion of each individual Indemnitee, strictly conditioned upon the Company providing the Indemnitee (i) an irrevocable and unequivocal indemnification and (ii) payment of credit enhancement fees to the Indemnitee in exchange for the provision of the guaranty required by the Company’s lenders.

I. The Company acknowledges and agrees that the financial condition of an Indemnitee may deteriorate from time to time during the period of time in which the Indemnitee has offered credit support to the Company and any credit support provided by an Indemnitee shall not operate to limit or restrict the private financial transactions of an Indemnitee; including but not limited to its ability to incur additional debts or contingent liabilities nor shall it form a basis from which the Company may deny indemnification hereunder.

J. In view of the considerations set forth above, the Company desires to enter into this Credit Enhancement and Indemnification Agreement to induce Indemnitee to provide the credit enhancement required by the Company’s lenders with the understanding that the Indemnitee shall be fully and completely indemnified, defended, protected and compensated by the Company as set forth herein.

NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

1. Recitals. All of the above recitals are incorporated herein by reference as if fully set forth below and all defined terms in this Agreement shall have the meanings ascribed to them as set forth in Section 11 hereto.

2. Credit Enhancement Fees and Terms.

(a) Transaction Fee Defined. The Company and Indemnitee acknowledge and agree that Indemnitee shall not be obligated to enter into any Guaranty on behalf of the Company and may refuse to offer credit support or enhancement to the Company for any reason, or for no reason whatsoever, in their sole and absolute discretion. Provided however, in the event the Indemnitee should determine to offer the Company credit support or enhancement from time to time, a Guaranty executed by Indemnitee and subject to this Agreement and any credit enhancement fee (the “Transaction Fee”) paid to Indemnittee by, or on behalf of the Company, shall be negotiated on an individual, case-by-case basis, due to among other things, the inherent risks associated with each project loan secured by the Company which is subject to a Guaranty.

(b) Transaction Fees as an Addendum to Agreement. Any Transaction Fee paid and Guaranty executed by Indemnitee subject to this Agreement shall be particularly identified and summarized on Schedule A hereto, which Schedule A will be updated and supplemented from time to time (each such summary identified on Schedule A hereafter being a Transaction Fee Summary). Each Transaction Fee Summary shall contain at a minimum the following information: i) Lender, ii) Borrower, iii) Project, iv) Loan amount, v) Transaction Fee amount, vi) and Payment Terms. As of the Effective Date of this Agreement, the Company, through its subsidiaries, intends to enter into Loans with Cardinal Bank and Eagle Bank, each of which require a Guaranty by Indemnitee and for which the Indemnitee has agreed to offer the required Guaranty and the Company has agreed to abide by the terms contained on Schedule A. A Transaction Fee shall be due and payable to an Indemnitee, it heirs, estate, designee, successors, and or assigns until such time as the Loans have been repaid in full or an Indemmitee has been fully and unequivocally released from its obligations under a Guaranty.

(c) Default Rate. In the event an Indemnitee is required to incur and pay an Expense as a result of a Lender seeking to enforce a Guaranty, the Company shall be charged a Default Rate on the amount of the Expense until all outstanding Expenses have been reimbursed to an Indemnitee.

3. Indemnification, Contribution and Release.

(a) Indemnification of Indemnitee by the Company. The Company shall fully indemnify Indemnitee from and against any and all liability and Expenses (hereafter defined) arising in any way whatsoever from enforcement of the Guaranty by a Lender regardless of the nature or the amount of such liabilities, costs, expenses or damages, including but not limited to all legal fees, court costs and related expenses associated with defending any claims brought against Indemnitee in connection with the Guaranty or arising from enforcement of this Agreement.

(b) Contribution to Indemnitee by the Company or Contribution between Indemnitees. If the indemnification obligations of the Company under Section 3(a) hereof shall be unavailable to Indemnitee as determined by a court of competent jurisdiction for any reason other than that set forth in Section 6 hereof with respect to any Expense, then the Company, in lieu of indemnifying Indemnitee thereunder, shall contribute to the amount paid or payable by an Indemnitee as a result of such liability or expense up to the full amount of all expenses paid or payable by each Indemnitee. Should the Company be unable to indemnify or contribute to an Indemnitee for any reason whatsoever, then each Indemnitee shall be required to indemnify and or contribute to the other an amount equal to 50% of the amount of all Expenses related to a Guaranty or Loan incurred by another Indemnitee, including but not limited to all legal fees, court costs and related expenses associated with defending any claims brought against Indemnitee in connection with the Guaranty by a Lender and any and all legal fees, court costs and related expenses associated with enforcement of the indemnification and contribution obligations set forth in this Agreement by one Indemnitee against another Indemnitee.

(c) General Release of Indemnitee. The Company represents and warrants that, on a periodic basis, it shall make commercially reasonable efforts to obtain a release of the Indemnitee from any Guaranty of a Loan obtained by the Company subject to a Guarantee either through negotiations with a current Lender or pursuant to refinancings of existing indebtedness subject to a Guaranty pursuant to commercially reasonable terms, as determined by the Company in its reasonable discretion. In furtherance of this purpose, the Company represents and warrants that it will also make commercially reasonable efforts to obtain a release of the Indemnitee from any Guaranty of a Loan obtained by the Company subject to a Guarantee as part if its efforts to raise additional capital for the Company.

(d) Condition Precedent Release. Notwithstanding the requirement set forth in Section 3(c) hereof, the Company shall be required to obtain the full release of an Indemnitee, at no cost to the affected Indemnitee from all obligations under a Loan and Guaranty, as a condition precedent to the occurrence of any of the following events:

(i) A Change in Control of the Company;

(ii) the termination for convenience or cause of an Indemnitee pursuant to their employment arrangement;

(iii) the sale of a subsidiary of the Company unless any Loan and Guaranty enforceable against an Indemnitee is paid in full as a result of the sale;

(iv) the filing of a petition for voluntary or involuntary bankruptcy by or against the Company or any of its subsidiaries or an admission in writing by the Company or any of its subsidiaries of their inability to pay their debts when due, related to a Loan and Guaranty enforceable against an Indemnitee;

(e) Condition Subsequent Release. Notwithstanding anything set forth in Section 3(c) hereof, the Company shall be required to obtain the full release of an Indemnitee, at no cost to the affected Indemnitee from all obligations under a Loan and Guaranty, within the earlier of: (i) sixty (60) days from the occurrence of any of the following events, or (ii) within three (3) days after the receipt by an Indemnitee of a notice of a default pursuant to a Guaranty and Loan:

(i) the death of an Indemnitee or the disability of an Indemnitee that results in an Indemnitee taking a leave of absence from his employment;

(ii) receipt by the Company or an Indemnitee of a notice from a Lender of a material adverse change in the financial condition of the Company or a subsidiary of the Company that the Lender asserts constitutes, or by the passage of time may constitute, an event of default under a Loan,

(iii) a Change in Control of the Lender for which an Indemnitee has provided a Guaranty pursuant to a Loan;

(iv) a participation of all or any portion of an interest in a Loan by a Lender to another lender unless the Lender has retained the full authority to negotiate the terms of the Loan with the Company, or its subsidiary;

4. Expenses; Indemnification Procedure.

(a) Reimbursement of Expenses. To the extent not prohibited by a court order from a court of competent jurisdiction, the Company shall reimburse Expenses incurred by Indemnitee within ten (10) days after written demand by Indemnitee therefor to the Company and presentation of any invoices received by an Indemnitee. The Company shall reimburse Expenses incurred by Indemnitee to defend any Proceeding against the Indemnitee brought by a Lender or to enforce a Guaranty, or a Proceeding by one Indemnitee against the other, by payment of its legal Expenses as incurred, and in no event later event later than thirty (30) days after written demand by Indemnitee therefor to the Company.

(b) Notice; Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified under this Agreement, (i) give the Company notice in writing as soon as practicable of any Proceeding for which indemnification could be sought under this Agreement and (ii) shall not occur Expenses prohibited by the Loan Documents, including but not limited to the enforcement of a Proceeding against another Indemnitee in contravention of a Guaranty of Lender.

(c) No Presumptions; Burden of Proof.

In connection with any determination as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

(d) Notice to Insurers. If, at the time of the receipt by the Company of a notice of a Proceeding, the Company has liability insurance in effect which may cover such Proceeding, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all commercially reasonable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies, subject to Indemnitee’s rights set forth in Section 4(e) below, provided however, Indemnitee’s right to selection of counsel is limited to the panel list of counsel set forth in the applicable policy.

(e) Selection of Counsel. In the event the Company shall be obligated hereunder to pay the expenses of a Proceeding, the Company shall be entitled to assume the defense of such Proceeding with counsel selected by the Company but approved by the Indemnitee in its sole discretion, upon the delivery to the Indemnitee of written notice of its election to do so. In the event the Company does not assume the defense of such Proceeding, the Indemnitee shall be entitled to assume the defense of such Proceeding and select its own counsel and the Indemnitee shall be entitled to settle a claim against the Indemnitee without the prior consultation and approval of the Company. If such defense is conducted by the Indemnitee, the Company will be liable for payment of the Indemnitee’s expenses in accordance with 4(a) above. If such defense is assumed by the Company, the Company shall have the right to employ Indemnitee’s counsel in any such Proceeding in which it is a party if Indemnitee and its counsel shall not have reasonably concluded that there is a conflict of interest between the Company and Indemnitee in the conduct of any such defense.

5. Life Insurance. Many standard provisions of a Guaranty provide that the death of an individual guarantor creates an event of default under the Loan or Loan Documents unless the estate of an individual guarantor affirms the obligation, entitling the Lender to accelerate repayment of the Loan. As a material inducement for the Indemnitees to enter into this Agreement, the Company has agreed to reimburse each Indemnitee for the cost of annual premiums associated with the purchase of additional life insurance policies pursuant to the following terms and conditions:

(i) the reimbursement shall be at the written request of an Indemnitee, submitted with proof of payment and evidence of life insurance coverage;

(ii) the reimbursement of an annual premium to be paid for each policy shall not exceed $15,000 per Indemnitee (the “Covered “Premium”);

(iii) the Company acknowledges and agrees the Indemnitee shall be the named beneficiary under the policy or policies and that the estate of an Indemnitee, or other named beneficiary, shall not have a requirement to retire Loans for which a Guaranty was entered into by an Indemnitee or to otherwise negotiate the full release of all Guarantys entered into by an Indemnitee through the payment of any portion of the proceeds of a policy;

6. Exceptions. Notwithstanding anything to the contrary herein, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee for any Expenses incurred by Indemnitee with respect to any Proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction renders a judgment, order, ruling or decree in favor of the Company, and the ruling makes a factual determination that each an every material claim and assertion made by Indemnitee in such Proceeding was frivolous.

7. Scope; Nonexclusivity.

(a) Scope. It is understood that the parties to this Agreement intend for this Agreement to be interpreted and enforced so as to provide indemnification of Expenses to Indemnitee to the fullest extent now or hereafter permitted by law, subject only to the express exceptions and limitations otherwise set forth in this Agreement. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of the Company to indemnify an Indemnitee, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of the Company to indemnify an Indemnitee, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

(b) Nonexclusivity. The indemnification of Expenses provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the charter documents of the Company or any Subsidiary, any indemnification or other agreements entered into by and between the Company and an Indemnitee, any vote of stockholders or disinterested directors, the General Corporation Law of the Commonwealth of Virginia, or otherwise.

8. Consents Required. The Company must seek the prior, written consent of Indemnitee for the following actions of the Company or of its subsidiaries:

(i) Amendment of the Guaranty;

(ii) Amendment of the Loan Documents which consent shall not be unreasonably witheld; or

(iii) A Transfer or sale of the collateral secured by the Loans unless the Loan is fully repaid as part of the Transfer or sale; except for partial releases of collateral pursuant to unit release provisions set forth in the Loan Documents which is permitted.

(iv) A sale of a subsidiary for which a Guaranty of Indemnitee remains issued and outstanding, in whole or in part,

(v) A Change in Control of the Company

9. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses incurred in connection with any Proceeding, but not for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

10. Mutual Acknowledgement. Both the Company and Indemnitee acknowledge that in certain instances, Federal law, applicable public policy may prohibit the Company from indemnifying the Indemnitees under this Agreement or otherwise.

11. Construction of Certain Terms and Phrases. As used in this Agreement, the following terms and phrases shall have the meanings set forth below:

(a) “Change in Control” shall mean: (i) the acquisition by any “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than (A) the Company or any subsidiary thereof or (B) any employee benefit plan of the Employer or any subsidiary thereof, directly or indirectly, as “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than fifty percent (50%) of either the then outstanding shares or the combined voting power of the then outstanding securities of the Company; or (ii) (A) a merger, consolidation or other business combination of the Company with any other “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act) or affiliate thereof, other than a merger or consolidation that results in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the Company or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, (B) adoption by the stockholders of a plan of complete liquidation of the Company (C) the sale or disposition by the Company of all or substantially all of it’s assets (including if accomplished pursuant to the sale of shares of equity securities (including by any consolidation, merger or reorganization) of one or more subsidiaries of the Company which collectively constitute all or substantially all of its assets), or (iii) the change in the Company’s Board of Directors representing a shift in more than fifty percent (50%) of the existing directors during the term of this Agreement.

(b) “Default Rate” shall mean interest on the outstanding principal balance of Expenses incurred and paid by an Indemnitee at a rate equal to the greater of (i) the interest rate being charged pursuant to the terms of the Loan, including any default interest rate under the Loan, from which the Expense is incurred, plus twelve percent (12%) per annum or (ii) in the event the interest rate under the Loan is not capable of being calculated, then a flat interest rate of eighteen percent (18%) per annum.

(c) “Expense” shall include principal, interest, default interest, late fees, penalties, extension fees, closing costs, administrative costs, legal costs, and any and all other costs and expenses charged by a Lender pursuant to a Loan Guaranty and the Loan Documents, incurred by Indemnitee pursuant to such Loan along with all additional liability and expense incurred by an Indemnitee in satisfaction or defense of a Loan (including Indemnitee’s reasonable attorneys’ fees, whose selection of counsel shall be at Indemnitees sole discretion, and all other reasonable costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, a Proceeding), judgments, fines, penalties and any and amounts paid in settlement of a Proceeding.

(d) “Guaranty” shall refer to any environmental indemnity agreements, personal guarantees for repayment of indebtedness or satisfaction of other performance obligations entered into by and between a Lender and an Indemnitee related to a Loan or any obligations set forth in Loan Documents for which an Indemnitee otherwise incurs an Expense.

(e) “Lender” shall be any identified lender, or its successors and assigns, granting a Loan, or any other beneficiary under any Loan Document.

(f) “Loan” shall refer to any loan between the Lender and a Company subsidiary, now or hereafter particularly identified on Schedule A, as modified and supplemented from time to time.

(g) “Loan Documents” shall refer to any and all documents executed by the Company or its subsidiaries in favor of Lender, as well as any Guaranty entered into to secure a Loan.

(h) “Proceeding” shall mean any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether brought by or in the right of any Lender, an Indemnitee, the Company or any Subsidiary or otherwise, and whether civil, criminal, administrative, investigative or other, in which Indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant by reason of (or arising in part out of) any event or occurrence related to the Guaranty or this Agreement.

(i) “Subsidiary” shall mean any of the borrowers listed in Schedule A to this Agreement, as modified and supplemented from time to time.

12. Successors and Assigns. This Agreement shall inure to the benefit of any of the Indemnitee’s, heirs, successors or assigns and shall be fully binding upon the Company, its Subsidiaries, and their successors and assigns.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

14. Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to be received (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by certified or registered mail, postage prepaid, (b) upon delivery, if delivered by hand, or (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, and shall be addressed if to Indemnitee, at Indemnitee’s address as set forth beneath Indemnitee’s signature to this Agreement and if to the Company at the address of its principal corporate offices (attention: General Counsel) or at such other address as a party may designate by ten days’ advance written notice to the other party hereto. The Company shall provide to Indemnitee any notices it receives from Lender pertaining to a potential Proceeding within 3 days of receipt of such notice.

15. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

16. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

17. Choice of Law. This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

18. Survival. All of Company’s representations, warranties, covenants and indemnities expressed herein shall survive the repayment of the Loans and the release of the Indemnitees under the Loans or their Guaranty in perpetuity unless otherwise waived in writing by an Indemnitee and all of the Company’s representations, warranties, covenants and indemnities expressed herein are unconditional and are not subject to offset for any amounts due from the indemnified parties to the Company. Moreover, and by way of example and not limitation, the Change in Control of the Company or its Subsidiaries and the change in status of an Indemnitee as an employee of the Company shall not limit in any way Company’s obligations hereunder or under a Loan, Loan Document or Guaranty.

19. Conflicts. Nothing contained in any other writing, including Loan Documents or a Guaranty, shall diminish or in any way alter the liability of the Company as set forth in this Agreement.

20. Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

21. Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

22. No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its Subsidiaries.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:
Name:
Title:

AGREED TO AND ACCEPTED BY:

Signature:
Name:	Christopher Clemente
Address:

Signature:
Name:	Gregory Benson
Address:

Schedule A

ITEM A-1

Lender:	Cardinal Bank
Borrower:	Comstock Cascades II, L.C.
Project:	Cascades Apartments
Corporate Guarantor:	CHCI
Personal Guarantor:	Christopher Clemente, Gregory Benson
Loan Amount:	Up to $11,000,000
Maximum of Personal
Guarantor Exposure:	$6,800,000

Transaction Fee:	4% Transaction Fee per annum and in the aggregate, calculated on the lesser of (i) the outstanding loan balance at the end of each calendar month, (the “Measuring Date”); or (ii) the maximum amount of the loan guaranteed by Indemnitee existing on a given Measuring Date.

Payment Terms:	Fifty percent (50%) of the Transaction Fee shall be paid current (payable monthly) on the 10th day of each calendar month, commencing on the 10th day of the calendar month immediately following the month during which the loan closing occurs. The remaining Fifty percent (50%) of the Transaction Fee shall accrue, on an annual basis, and be paid annually (non-compounding), commencing on the 10th day of the calendar month immediately following each anniversary of the loan closing. The Transaction Fee payments shall be paid 50% to each of Clemente and Benson.

Borrower has executed this Schedule to acknowledge it is jointly and severally liable with the Company to the Indemnitee, for payment of the Transaction Fee for the Cardinal Bank loan and all other indemnification requirements set forth in the Agreement related to the Cardinal Bank loan.

Borrower:

Comstock Cascades II, L.C.

By: Comstock Homebuilding Companies, Inc.,
Its Manager

Name:	Joseph M. Squeri
Title:	Chief Financial Officer
Date:	/ /

Schedule A

ITEM A-2

Lender:	Eagle Bank
Borrower:	Comstock Potomac Yard, L.C.
Project:	Eclipse on Center Park Condominium
Corporate Guarantor:	CHCI
Personal Guarantor:	Christopher Clemente, Gregory Benson
Loan Amount:	Up to $11,850,000
Maximum of Personal
Guarantor Exposure:	Up to $11,850,000

Transaction Fee:	4% Transaction Fee per annum and in the aggregate, calculated on the lesser of (i) the outstanding loan balance at the end of each calendar month, (the “Measuring Date”); or (ii) the maximum amount of the loan guaranteed by Indemnitee existing on a given Measuring Date.

Payment Terms:	Fifty percent (50%) of the Transaction Fee shall be paid current (payable monthly) on the 10th day of each calendar month, commencing on the 10th day of the calendar month immediately following the month during which the loan closing occurs. The remaining Fifty percent (50%) of the Transaction Fee shall accrue, on an annual basis, and be paid annually (non-compounding), commencing on the 10th day of the calendar month immediately following each anniversary of the loan closing. The Transaction Fee payments shall be paid 50% to each of Clemente and Benson.

Borrower has executed this Schedule to acknowledge it is jointly and severally liable with the Company to the Indemnitee, for payment of the Transaction Fee for the Eagle Bank loan and all other indemnification requirements set forth in the Agreement related to the Eagle Bank loan.

Borrower:

Comstock Potomac Yard, L.C.

By: Comstock Homebuilding Companies, Inc.,
Its Manager

Name:	Joeseph M. Squeri
Title:	Chief Financial Officer
Date:	/ /